EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077, 333-106878 and 333-267274 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837, 333-214452, and 333-234350 on Form S-8 of our reports, dated February 6, 2023, relating to the consolidated financial statements of FirstCash Holdings, Inc. as of December 31, 2022 and 2021, and for the three years ended December 31, 2022, and to the effectiveness of internal control over financial reporting as of December 31, 2022, appearing in this Annual Report on Form 10-K of FirstCash Holdings, Inc.

/s/ RSM US LLP

Dallas, Texas
February 6, 2023